EXHIBIT 10.3

Compensatory Arrangement for Hugh Blackwood

On September 9, 2010, URS Corporation’s Compensation Committee authorized an annual base salary for Hugh Blackwood of £300,000 effective as of the first pay period after September 10, 2010 and authorized a target bonus of 70% of his base salary under URS Corporation’s Annual Bonus Plan, effective as of the 2011 fiscal year.  In addition, Mr. Blackwood has an arrangement to use an apartment that is paid for by the Company.

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